Exhibit 99.1

Kohl’s Names Dave Alves President & Chief Operating Officer

MENOMONEE FALLS, Wis., February 28, 2023 - Kohl’s (NYSE: KSS) today announced that 30-year retail veteran Dave Alves has been named Kohl’s President & Chief Operating Officer, reporting to CEO Tom Kingsbury, effective in April. In this role, Alves will be responsible for Kohl’s enterprise operations including its nearly 1,200 stores, global supply chain and distribution centers, real estate portfolio, purchasing, sustainability, risk management & compliance functions.

“We are thrilled to have Dave join our senior leadership team as we drive the business forward,” said Kingsbury. “Kohl’s is a tremendous company with a strong and loyal customer base, and Dave is joining us at a time when we are elevating our business and our offerings for the next generation of shoppers. His deep retail background in department stores and off-price, and his experience across U.S. and global markets will be a great addition to our team.”

“I’ve long admired the Kohl’s brand and business model throughout my career and I am excited to join the team,” said Alves. “Retail is a dynamic and fast-paced industry that must constantly evolve with consumer preferences and behaviors, and I think Kohl’s does a great job staying true to its heritage while pushing the retail experience forward. I look forward to being part of the company’s bright future.”

Alves has more than 30 years of experience in the retail industry. Most recently, Alves was president and chief retail officer for Bealls Retail Group, overseeing all Bealls Stores, Bealls Outlet Stores, Burkes Outlet Stores, and Home Centric. Prior to Bealls, Alves held leadership roles at TJX Canada and TJX Europe, Hudson’s Bay and Sterling Shoes.

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About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com